Exhibit 10.1

                              REGENCY ENERGY, INC.
                                2242 SO. HWY. #83
                            CRYSTAL CITY, TEXAS 78839
                              830 - 374-9000 - OFF
                              830 - 374-0202 - FAX

                             PARTICIPATION AGREEMENT

July 8, 2006

Tidelands Exploration and Production, Inc.
1862 West Bitters - Bldg. No. 1
San Antonio, Texas 78248

Mr. Michael R. Ward

RE: SOMERSET-BENTON CITY FIELD
    A & B PIPELINE COMPANY OF TEXAS, INC.
    ATACOOSA, MEDINA AND BEXAR COUNTY, TEXAS

Dear Michael:

This letter agreement, when executed by you, shall evidence the entire agreement between REGENCY ENERGY, INC. (hereinafter referred to as "REGENCY") and yourself (hereinafter referred to as "PARTICIPANT") pertaining to the above referenced wells, producing and nonproducing, about to be acquired, oil and gas leases, now owned or being acquired and the A&B Pipeline Company of Texas, Inc. (hereinafter referred to as the "SUBJECT PROPERTIES").

                                       (1)

REGENCY now owns all the rights title and interest in an to that certain pipeline system known as the A&B Pipeline Company of Texas, Inc. and to certain wells, oil and gas leases, now producing or non-producing, described in Exhibit "A" attached hereto and made a part hereof referred to as "Subject Properties". Regency herein agrees to assign an undivided fifty (50) percent working interest in and to the "SUBJECT PROPERTIES" to the Participant for the sum of $500,000.00 (Five Hundred Thousand Dollars and No/100. It is understood and agreed that the final connection to the pipeline system has to be completed and at this time that connection has not been completed. For the funds above set forth, it is anticipated that said necessary connection shall be finalized within the next two-three weeks and until then gas sales cannot be commenced and no revenues can be generated. Is is agreed that a gas compressor of necessary size to handle the volume of gas indicated to be sold will be installed. Also, an H2S analyzer and removal system will be installed sufficient to meet the pipeline specifications as to H2S removal before it goes to sales. It is further understood, that in addition to the existing wells that are to be connected to the sales pipeline, REGENCY is continuing to acquire oil and gas leases and the funds furnished


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herein shall be used only to finalize this pipeline  connection  and install the necessary surface equipment to deliver the gas from the existing wells to the sales point. Regency agrees to continue to develop these properties in a good and workmanlike manner as any normal prudent operator would do and keep PARTICIPANT notified as to the progress being made. All operations will be conducted under the Rules and Regulations of Texas Railroad Commission in compliance with all other State and Federal Rules and Regulations.

                                      (11)

It is understood and agreed between Regency and the Participant, that the sole purpose of this letter agreement is to ultimately fully develop an area encompassing this entire area and field, to re-enter as many as practical plugged and abandoned wells in an attempt to recomplete as many as practical as producers. Participant will have the continuing option to participate in oil and gas lease to be acquired and each additional well to be recompleted or re-entered on an actual cost basis and Participant for his undivided Fifty (50%) working interest share. On all oil and gas leases acquired and future wells to be re-entered and recompleted the Participant, if they so desires Participant will share in his undivided Fifty (50%) working interest share.

                                      (111)

Simultaneously, with the execution of this Participation Agreement and the payment of the funds outlined above, Participate will execute a Standard Form Operating Agreement, attached hereto as Exhibit "B", wherein Regency shall be designated as Operator or Record for the Subject Properties and wherein all operations on the said leasehold estates shall be conducted pursuant to the terms, conditions and provisions of said Operating Agreement with Accounting Procedure attached thereto as Exhibit "C" and made a part thereof; provided however, where the terms and provisions of said Operating Agreement conflict with the terms of this Participation Agreement, the terms and provisions of this Participation Agreement shall prevail.

                                      (1V)

Regency will, after receipt of the above referenced funds and simultaneously, continue to diligently pursue the acquisition of as many other oil and gas leases as is possible and Regency agrees to pursue its overall efforts with due diligence and in a good and workmanlike manner in accordance with the program as set out. After successful completion of each well to be reentered, to promptly connect said well to the sales lines and commence to sell gas. In addition, Regency agrees to continue to promptly perform the necessary work to connect the gathering lines from each well to the sales line so that gas sales can commence as rapidly as possible.

                                       (V)

During the course of the recompletion attempt and all subsequent operations conducted on the subject lease and/or leases, well and/or wells, and pipeline, Participant and or his authorized representative, shall have access at all reasonable times to said lease, leases, wells and pipeline and to all information pertaining thereto.


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                                      (VI)

The parties hereto, "REGENCY" and "PARTICIPANT", expressly do not hereby intend to create a joint venture or partnership association, and this agreement shall not be construed as creating any such legal relationship. The liability of the parties hereto shall be several and not joint or collective.

Each party agrees to elect to be excluded from the application of Subchapter K of Charter I of Subtitle A of the US Internal Revenue Code. Each party also agrees to elect to be excluded form the application of any present or future income tax laws of the State, which there are not any, in the which the properties covered hereby are located under which an election similar to that provided by Section 761 of the US Internal Revenue Code can be made.

The parties agrees that for the United States Income and any applicable State Income Tax purposes the gains and losses from sales, abandonments, and other Disposition of the property and all classes of costs, expenses and credits, including depreciation and depletion, shall be shares and accounted for by each party in the following manner.

     (a) The production costs shall be allocated as deductions to the parties in accordance with their respective contributions to such costs.

     (b)  The  exploration  costs,   intangible  drilling  costs,  if  any,  and
          development costs shall be allocated as deductions to the parties in accordance with their respective contributions of such costs.

     (c) The depreciation on tangible equipment shall be allocated to the parties in accordance with their respective contributions to the adjusted basis of such equipment.

     (d) The deduction for depletion for each taxable year with respect to each separate property shall be determined by each party individually based on the income from oil and/or gas production allocated to each party hereunder, except that cost depletion shall be based on the respective costs of the leasehold interest attributable to the leases contributed by each such party.

     (e) Gain and losses form such sale, abandonment, or other disposition of the property (other than oil, gas, or other hydrocarbon substances) shall be allocated to the parties in such manner as will reflect the gains and losses that would have been includable in their respective income tax returns if such property were held by the parties outside of this agreement. The computations shall take into account each party's share of the proceeds derived from each sale or other disposition of such property during the year, selling expenses, and the parties respective contributions to the unadjusted costs basis of such property, less any allowed or allowable depreciation, depletions, amortization, credits or other deductions which have been allocated to each party with respect to such property as provided herein.


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     (f)  The investment credit, if any, allowed by the US Internal Revenue Code shall be allocated to the parties in accordance with their respective contributions to qualified investment as defined in the US Internal Revenue Code.

     (g) All other classes of costs, expenses, and credits not falling within Subsection (a), (b), (c), (d), (e) and (f) above shall be allocated to and accounted for by the parties in accordance with their respective contributions to such costs, expenses and credits.

     (h) Income from the sale of oil, gas and other minerals produced, saved and marketed from the subject properties covered hereby shall be allocated between the parties hereto pursuant to their respective rights and interest under this Participation Agreement.

                                      (V11)

Until such time as this overall program is completed, REGENCY is acting as an independent contractor, and a: such REGENCY shall indemnify "PARTICIPANT" and hold them harmless against any claims for injuries to person or property sustained by reason of the manner of conducting operations on the "Subject Properties" by REGENCY and its employees and subcontractors until said overall properties are finalized. REGENCY, as independent contractor, agrees to comply with all rules and regulations of the laws, federal, state and local, applicable to REGENCY and REGENCY'S business, equipment and personnel engaged in the operations covered by this Participation Agreement.

                                     (V111)

All notices hereunder shall be given by United States mail or Western Union Telegraph, postage or charges prepaid, and addressed to the party to whom the notice is given at the address set forth hereinbelow. Any notice hereunder shall be deemed given when delivered to said address, or to such other address to which either party shall designate in writing to the party hereto.


                                      (1X)

The mutual covenants, agreements, obligations and duties of the respective parties hereto, together with the attendant rights, privileges, and benefits contemplated to be derived form this Letter Agreement shall be and becoming binding upon and shall inure to the respective successors, assigns, heirs and legal representatives of the parties hereto, and the agreement shall be construed under the laws of the State Of Texas and as a covenant running with the subject the subject leasehold lands covered hereby>

                                       (X)

If the foregoing is acceptable and outlines your full understanding of our agreement, then please so Indicate by duly executing duplicate originals of this Letter Agreement, retaining one duplicate original for your files and returning the other duplicate original thereof with the funds specified in Paragraph 1 and 1X above.


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Yours very truly,

REGENCY ENERGY, INC.
2242 So Hwy #83
Crystal City, Texas 78839

By: /S/ Royis Ward
Royis Ward - President

AGREED AND ACCEPTED TO THIS THE 9TH DAY OF JULY 2006

TIDELANDS EXPLORATION AND PRODUCTION, INC.
1862 W. Bitters, Bldg. 1
San Antonio, Texas 78248

By: /S/ Michael Ward
Michael Ward - President















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